Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS FIRST QUARTER RESULTS

San Francisco, CA, May 14, 2007 — AMERICAN SHARED HOSPITAL SERVICES (AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the first quarter of 2007.
First Quarter Results
For the three months ended March 31, 2007, revenue decreased to $4,749,000 from $5,045,000 as patient volume for this year’s first quarter was below the record volume experience in last year’s first quarter. This primarily reflected downtime required for cobalt reload at one of the Company’s centers and personnel shortages at another center. The reload has been completed and the staffing issues have been resolved, and these issues are not expected to affect patient volume in the current quarter. Gross margin was 47% for this year’s first quarter versus 48% for the prior year.
Selling and administrative expenses increased to $1,161,000 for the first quarter of 2007 compared to $914,000 for the first quarter of 2006. A significant part of this increase is related to the Company’s development of its proton beam radiation therapy (PBRT) business.
Operating income for the first quarter of 2007 decreased to $602,000 compared to $946,000 for the first quarter of 2006. Net income for the three months ended March 31, 2007 was $225,000, or $0.04 per diluted share. This compares to net income for the three months ended March 31, 2006 of $436,000, or $0.09 per diluted share.
At March 31, 2007, AMS reported cash, cash equivalents, and short and long-term securities of $8,916,000. At December 31, 2006, AMS reported cash, cash equivalents and short and long-term securities of $8,906,000. Shareholders’ equity at March 31, 2007 was $19,010,000 compared to $19,009,000 at December 31, 2006.
Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, “We are devoting the management resources and marketing dollars required to build the foundation for sustained long-term growth. We are committed to our strategy to leverage AMS’ creative financing solutions by offering our clinical partners the latest technology solutions for radiation oncology delivery. We currently are developing additional agreements to provide clients with advanced radiation therapy devices as part of a radiation therapy department upgrade, including additional PBRT systems, Leksell Gamma Knife Perfexion™ systems, and other radiosurgery devices.
“We continue to expect our agreement with Tufts-NEMC to provide an image-guided radiation therapy (IGRT) system, a CT Simulator, and related service, support and maintenance services to contribute to our operating results beginning in the fourth quarter, and to begin upgrading clinical partner sites later this year with the four Leksell Gamma Knife Perfexion systems we ordered from Elekta AB in 2006. We also expect to commence our lease agreements with Tufts-NEMC and M. D. Anderson Cancer Center Orlando for the Clinatron 250™ PBRT system in 2009, subject to FDA approval.”

The Clinatron 250, currently under development by Still River Systems, is a single-treatment-room PBRT system incorporating proprietary technology that Still River believes may dramatically reduce the cost of implementing proton beam radiation therapy. In April 2006, AMS invested $2 million for an equity interest in Still River Systems and acquired an option to purchase two PBRT systems. AMS exercised this purchase option in February 2007.
Earnings Conference Call
American Shared has scheduled a conference call at 1:00 p.m. PT (4:00 p.m. ET) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 17904583.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery services, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century concept. Through its equity investment in Still River Systems, AMS also plans to complement these services with the Clinatron 250™ proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business, the risks of developing its IMRT and The Operating Room for the 21st Century® programs, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 14, 2007.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	May 15, 2007
First Quarter 2007 Financial Results	Page 3
Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended March 31,
	2007	2006
Revenue	$4,749,000	$5,045,000
Costs of revenue	2,519,000	2,622,000

Gross margin	2,230,000	2,423,000
Selling & administrative expense	1,161,000	914,000
Interest expense	467,000	563,000

Operating income	602,000	946,000
Interest & other income	118,000	90,000
Minority interest expense	(300,000)	(316,000)

Income before income taxes	420,000	720,000
Income tax expense	195,000	284,000

Net income	$225,000	$436,000

Earnings per common share:
Basic	$0.04	$0.09

Assuming dilution	$0.04	$0.09

	Balance Sheet Data

	3/31/2007	3/31/2006

Cash and cash equivalents	$3,221,000	$1,166,000
Securities-current maturities	$1,900,000	$6,663,000
Current assets	$10,726,000	$12,988,000
Securities-long term	$3,795,000	$601,000
Total assets	$50,651,000	$49,080,000

Current liabilities	$11,833,000	$8,210,000
Shareholders’ equity	$19,010,000	$18,526,000